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                                                                     Exhibit 4.8

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                       CROWN CASTLE INTERNATIONAL CORP.

                                   As Issuer

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                             SERIES A AND SERIES B

            12 3/4% Senior Subordinated Exchange Debentures due 2010

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                            SUPPLEMENTAL INDENTURE

                         Dated as of December 20, 1999

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  Supplementing the Exchange Indenture dated as of December 21, 1998, between
Crown Castle International Corp., as Issuer, and United States Trust Company of
                            Texas, N.A., as Trustee

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                  UNITED STATES TRUST COMPANY OF TEXAS, N.A.

                                  As Trustee

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   SUPPLEMENTAL INDENTURE dated as of December 20, 1999, between Crown Castle
International Corp., a Delaware corporation (the "Company"), and United States Trust Company of Texas, N.A. (the "Trustee"), as Trustee under the Exchange Indenture referred to herein.

   WHEREAS the Company and the Trustee heretofore executed and delivered an Exchange Indenture dated as of December 21, 1998 (the "Exchange Indenture"), in respect of the Company's 123/4% Series A Senior Subordinated Exchange Debentures due 2010 and 123/4% Series B Senior Subordinated Exchange Debentures due 2010 (collectively, the "Debentures");

   WHEREAS Section 9.02 of the Exchange Indenture provides that the Company and the Trustee may amend the Exchange Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Debentures then outstanding or, if no Debentures are outstanding, the holders of a majority in Liquidation Preference of the Senior Exchangeable Preferred Stock then outstanding;

   WHEREAS the Company desires to amend certain provisions of the Exchange Indenture, as set forth in Article I hereof;

   WHEREAS there are no Debentures outstanding and holders of a majority in Liquidation Preference of the Senior Exchangeable Preferred Stock outstanding have consented to the amendments effected by this Supplemental Indenture; and

   WHEREAS this Supplemental Exchange Indenture has been duly authorized by all necessary corporate action on the part of the Company.

   NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Debentures:

                                   ARTICLE I

                                  Amendments

   SECTION 1.01. Amendments to Section 4.09. (a) Modification of Incurrence of Indebtedness and Issuance of Preferred Stock Covenant. The first paragraph of
Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Exchange Indenture is hereby deleted in its entirety and replaced with the following:

      "The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Indebtedness (including Acquired
   Debt) or issue preferred stock if, in each case, the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than 7.5 to 1.".

   (b) Modification of Formula for Credit Facilities Indebtedness. The first clause of the definition of "Permitted Debt" contained in Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Exchange Indenture is hereby deleted in its entirety and replaced with the following:

      "(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount

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   equal to the maximum potential liability of the Company and its Restricted
   Subsidiaries thereunder) at any one time outstanding not to exceed (x) in the case of an incurrence on or before December 31, 2000, the greater of (i) $500.0 million or (ii) an amount equal to the Adjusted Consolidated Cash Flow of the Company at the time of such incurrence multiplied by 8; (y) in the case of an incurrence during the period beginning on and including January 1, 2001 to and including December 31, 2001, an amount equal to the Adjusted Consolidated Cash Flow of the Company at the time of such incurrence multiplied by 7.5; and (z) in the case of an incurrence after December 31, 2001, an amount equal to the Adjusted Consolidated Cash Flow of the Company at the time of such incurrence multiplied by 6.5;".

   SECTION 1.02. Amendment to Section 4.17. The following sentence is hereby added to the end of Section 4.17 (Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries) of the Exchange Indenture:

      "Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.".

   SECTION 1.03. Trustee's Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Exchange Indenture.

                                  ARTICLE II

                                 Miscellaneous

   SECTION 2.01. Interpretation. Upon execution and delivery of this Supplemental Indenture, the Exchange Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control. The Exchange Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Debentures. In case of conflict between the terms and conditions contained in the Debentures and those contained in the Exchange Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Exchange Indenture, as modified and amended by this Supplemental Indenture, shall control.

   SECTION 2.02. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Exchange Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

   SECTION 2.03. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

   SECTION 2.04. Terms Defined in the Exchange Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Exchange Indenture.

   SECTION 2.05. Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

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   SECTION 2.06.  Benefits of Supplemental Indenture, etc.  Nothing in this
Supplemental Indenture or the Debentures, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Debentures, any benefit of any legal or equitable right, remedy or claim under the Exchange Indenture, this Supplemental Indenture or the Debentures.

   SECTION 2.07. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

   SECTION 2.08. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

   SECTION 2.09. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Exchange Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

   SECTION 2.10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

   SECTION 2.11. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

   IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be signed by its officer thereunto duly authorized as of the date first written above.

                                              CROWN CASTLE INTERNATIONAL CORP.,

                                              by  -----------------------------
                                                  Name: W. Benjamin Moreland
                                                  Title: Senior Vice President
                                                    and Treasurer

                                              UNITED STATES TRUST COMPANY OF
                                                TEXAS, N.A., as Trustee,

                                              by  -----------------------------
                                                  Name:
                                                  Title: